Exhibit 99.1

MDU Communications Closes $20 Million Financing

TOTOWA, NJ, September 12, 2006 - MDU Communications International, Inc. (OTCBB: MDTV), and its wholly owned subsidiary MDU Communications (USA) Inc., a leading end-to-end provider of DIRECTV® digital satellite television programming and broadband Internet services to the United States residential multi-dwelling unit market, today announces that it has closed a $20 million revolving credit financing facility with Full Circle Funding, LP (“Full Circle”) and FCC, LLC (“First Capital”).

The financing is a five year senior secured revolving credit facility of up to $20 million under which the Company will effectively pay ‘interest only’ on actual principal drawn during the term of the agreement. The competitive rate of interest decreases as the Company draws upon pre-established levels of the principal. The proceeds will be used to fund the Company’s subscriber growth and will provide the Company an alternative to additional equity capital raises. Pursuant to the terms of the agreement, the Company will issue Full Circle and First Capital five-year warrants to collectively purchase an amount of shares equal to approximately two percent of the Company’s outstanding number of shares of common stock at an exercise price thirty percent above market on the day the original term sheet was signed. Morgan Joseph & Co. Inc. acted as financial advisor and placement agent for the financing.

“We believe this is an ideal long term non-dilutive financing solution for the funding of our subscriber growth going forward, particularly given the flexibility of the financing and its competitive interest rate, our progress towards achieving positive EBITDA and our established base of subscribers and operations from which we can accelerate growth in the Northeast, Mid-Atlantic, Southeast and Midwest multi-family markets. We remain very impressed with the responsiveness and receptiveness of Full Circle and First Capital in tailoring this facility to accommodate our funding requirements,” commented Sheldon Nelson, President and CEO of MDU Communications.

Additional information regarding this credit facility will be provided pursuant to required filings and deadlines established by the Securities and Exchange Commission.

####

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to subscriber and revenue growth of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, fluctuations in operating results and operating plans, deployment of new subscribers, closing of certain acquisitions, market forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended September 30, 2005, and incorporated herein by reference.

About MDU Communications: MDU Communications International, Inc. (OTCBB: MDTV), through its wholly owned subsidiary MDU Communications (USA) Inc., is a leading full service provider of premium communication/information services, including DIRECTV® digital satellite television, private cable television services and high-speed (broadband) Internet access, exclusively to the United States multi-dwelling unit (MDU) marketplace - estimated to include 26 million residences. The Company is committed to delivering state-of-the-art and next generation interactive communication service solutions to MDU property owners and residents. For additional information, please see www.mduc.com or contact Investor Relations.

About Full Circle: Full Circle Finding, LP (“Full Circle Capital”), Stamford, CT, is a specialty finance company formed in September 2005 to originate and acquire senior secured loans, participating debt instruments and leases in niche or underserved markets. One of Full Circle Capital’s primary initiatives is to offer flexible borrowing solutions to media and communications companies for the purpose of growth capital and new development, acquisitions and/or refinancing of existing capital. Full Circle Capital manages a captive pool of capital for these purposes.

For more information please contact:
John Stuart, Managing Partner
1-203-517-4124
info@fcfcapital.com
www.fcfcapital.com

About First Capital: First Capital has been providing prompt, professional and reliable financing solutions since 1987 across the United States. In 2003, a group of private investors and the management team decided to take First Capital into a new and exciting direction. As a result, First Capital has both the professional staff and the financial strength to serve the needs of middle market businesses throughout the United States. First Capital implemented its new plan, focusing on senior secured revolving credit facilities for clients with financing needs from $35,000 to $250 million. In addition, First Capital can provide its clients with outsourcing solutions to the managing of its accounts receivable and credit default swaps on accounts receivable. As a result of its focus on client service, First Capital has become one of the largest independent full service commercial finance companies in the United States. In addition, First Capital has leveraged its expertise in receivables finance to become a manager of asset portfolios for others and is an active issuer of receivables-backed securities. First Capital is staffed with over 160 experienced and dedicated employees across the country. Responsiveness and service to our clients when they need it most is First Capital’s strategic advantage over its competitors.

For more information please contact:
Geoffrey Marcus, Managing Director
1-800-619-0804
web-leads@firstcapital.com
www.firstcapital.com